UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2018

ALPHATEC HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52024	20-2463898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5818 El Camino Real

Carlsbad, California 92008

(Address of Principal Executive Offices)

(760) 431-9286

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition

On January 7, 2019, Alphatec Holdings, Inc. (the “Company”) issued a press release announcing selected preliminary unaudited financial information for the quarter and full year ended December 31, 2018 (the “Press Release”).  The Company has not finalized its financial statement closing process for the fourth quarter or full year ended December 31, 2018.  As a result, the information in the Press Release is preliminary and based upon information available to the Company as of the date of the Press Release.  During the course of the Company’s closing process, items may be identified that would require the Company to make adjustments, which may be material, and as a result, the estimates included in the Press Release are subject to risks and uncertainties, including possible adjustments to preliminary operating results.

A copy of the Press Release is attached to this Form 8-K as Exhibit 99.1.  The information being furnished in this Item 2.02 and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In the Press Release, the Company also announced that, on December 31, 2018, Terry Rich entered into a Resignation and Transition Agreement (the “Resignation Agreement”) with the Company and its wholly owned subsidiary Alphatec Spine Inc. (“Spine”) (collectively, the “Companies”), pursuant to which Mr. Rich resigned, effective as of December 31, 2018, as the Companies’ President and Chief Operating Officer.  Mr. Rich also resigned, effective December 31, 2018, as a director of the Companies. Mr. Rich’s resignation was not the result of any disagreements with the Companies, their respective Boards of Directors or their management in any matters relating to operations, policies or practices.

Pursuant to the Resignation Agreement, Mr. Rich will provide consulting services to the Companies through June 30, 2019 (the “Consulting Term”). Mr. Rich will receive consulting consideration comprised of seventy-five thousand (75,000) restricted shares of the Company’s common stock, granted within five (5) days of his execution of the Resignation Agreement, and payment of one hundred thousand dollars ($100,000) within five (5) days after completion of the Consulting Term.  The payment of the consulting consideration shall be conditioned on Mr. Rich’s satisfactory completion of the specified consulting services.  The Resignation Agreement also contains certain restrictive covenants and confidentiality provisions, including non-solicitation and non-disparagement obligations.

In connection with entrance into the Resignation Agreement, on December 31, 2018, Mr. Rich also entered into a Separation and Release Agreement (the “Separation Agreement”) with the Companies.  Pursuant to the Separation Agreement, and in consideration for his execution of a release and waiver agreement in favor of the Companies related to any claims or potential claims, Mr. Rich is entitled to receive a cash payment of three hundred thousand dollars ($300,000) within five (5) days after the effective date of the Separation Agreement (as defined therein), less applicable withholding amounts. In addition, the Company will pay the cost of COBRA insurance coverage for Mr. Rich and his eligible family members through the earlier of June 30, 2020, or the time at which he obtains alternate insurance coverage, and provide up to ten thousand dollars ($10,000) for executive resume and employment transition services.  As additional consideration, Mr. Rich’s granted equity shall continue to vest during the Consulting Term and, following the Consulting Term, his outstanding, vested stock options will be converted into non-qualified stock options and remain exercisable until each such option’s respective expiration date. The Separation Agreement also contains certain restrictive covenants and confidentiality provisions, including non-solicitation and non-disparagement obligations.

The foregoing descriptions of the Resignation Agreement and the Separation Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the period ending December 31, 2018.

Item 9.01.	Financial Statements and Exhibits
(d)	Exhibits.

99.1	Press Release, dated January 7, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2019	ALPHATEC HOLDINGS, INC.

	By:	/s/ Jeffrey G. Black
	Name:	Jeffrey G. Black
	Its:	Chief Financial Officer